Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-275353) on Form S-1 of Korro Bio, Inc. of our report dated March 10, 2023, except for the effect of the reverse stock split discussed in Note 19b, as to which the date is December 1, 2023, relating to the consolidated financial statements of Frequency Therapeutics, Inc., appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP

Boston, Massachusetts

December 1, 2023